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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) November 13, 1998

                             Jayark Corporation

           (Exact name of registrant as specified in its charter)

 Delaware                          0-3255                        13-1864519
(State of incorporation)      (Commission File #)                (IRS EIN)




             Post Office Box 741528, Houston, Texas       77274
           (Address of principal executive offices)     (Zip Code)


      Registrant's telephone number, including are code:  713-783-9184


                                     N/A

       (Former name or former address, if changed since last report.)

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Item 5.   Other Events


On November 13, 1998 Jayark Corporation, through a newly formed, wholly owned subsidiary, MED Services Corp. ("Med"), terminated its Purchase and Sale, Distribution, and Custody Agreements with Vivax Medical Corporation ("Vivax"), a company that manufactures, sells and rents durable medical equipment to hospitals, nursing homes and individuals. Under the terms of the Purchase and Sale Agreement, dated June 17, 1998, Med purchased certain medical equipment from Vivax for cash of $579,700 and a $144,925 unsecured promissory note due in five years. Med then entered into a Consignment Agreement with Vivax whereby this medical equipment was consigned to Vivax to rent through its distribution network. In consideration of Vivax renting and maintaining the Med equipment, Vivax was entitled to a range of forty-eight to sixty-seven percent of the rental proceeds, based upon the equipment rented. Vivax had an option to purchase the medical equipment from Med after the twenty-fourth, thirty-six and forty-eighth month of the consignment period. Med, under the Purchase and Sale Agreement had an option, through October 31, 1999 to purchase an additional $2,475,000 of medical equipment from Vivax.

In consideration for terminating the Agreements, MED received $840,000 from Vivax. MED, in turn, paid off the $450,000 outstanding on its revolving line of credit to the bank and outstanding interest due on the line.

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                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


JAYARK CORPORATION

Registrant

By:  /s/David L. Koffman                           Dated: November 19, 1998
     David L. Koffman
     President, Chief Executive Officer